UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
 OF THE SECURITIES EXCHANGE ACT OF 1934

April 1, 2015
Date of  Report
(Date of earliest event reported)

TOFUTTI BRANDS INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9009	13-3094658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Jackson Drive Cranford, New Jersey 07016
(Address of principal executive offices and zip code)

(908)272-2400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD.

On April 1, 2015, the Registrant received a notice from the NYSE MKT LLC (the “NYSE MKT”) indicating that the Registrant does not meet continued listing standards of the NYSE MKT as set forth in Part 10 of the NYSE MKT Company Guide (the “Company Guide”). Specifically, the Registrant is not in compliance with Section 1003(a)(ii) of the Company Guide because it reported stockholders’ equity of  $2.6 million as of December 27, 2014 and had net losses in in three out of its four most recent fiscal years ended December 27, 2014. As a result, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide.

The Registrant must submit a plan of compliance to the NYSE MKT by May 1, 2015 addressing how it intends to regain compliance with Section 1003(a)(ii) of the Company Guide by October 1, 2016. If the plan is accepted by the NYSE MKT, the Registrant may be able to continue its listing during the plan period, during which time the Registrant will be subject to periodic review to determine whether it is making progress consistent with the plan.

If the Registrant does not submit a plan or if the plan is not accepted by the NYSE MKT, delisting proceedings will commence. Furthermore, if the plan is accepted but the Registrant is not in compliance with the continued listing standards by October 1, 2016 for Section 1003(a)(ii) of the Company Guide, or if it does not make progress consistent with the plan during the applicable plan period, the NYSE MKT will initiate delisting proceedings.

The Company’s management is reviewing its options to address the deficiencies and expects to submit a compliance plan on or before the deadline set by the NYSE MKT.

ITEM 8.01    OTHER EVENTS.

On April  2, 2015, the Registrant issued a press release announcing the receipt of the NYSE MKT notice described in Item 3.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(c)           Exhibits

          Exhibit 99.1      Press Release dated April 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 2, 2015	TOFUTTI BRANDS INC.
(Registrant)

By: /s/Steven Kass
Steven Kass
Chief Financial Officer